Exhibit 99.1

Audit Committee Charter of Gameverse Interactive Corp.

Adopted: [      ], 2025

1. PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

●	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control systems.

●	Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing function (or the efforts of the outsourced internal audit service provider, if applicable).

●	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of three or more, but no more than five, independent directors, as defined by CBOE listing standards and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise and be considered a Qualified Financial Expert as defined by the CBOE. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a chair is elected by the full Board, the members of the committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annual with management, the director of the internal auditing function and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should communicate with the independent accountants and management quarterly to review the Corporation’s financials consistent with IV.4 below. A majority of the whole authorized number of members of the Committee shall be necessary to constitute a quorum for a meeting.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.	Review and update this Charter and Company accounting policies periodically, at least annually, as conditions dictate, and submit to the Board of Directors for their approval the Audit Committee Charter and Audit Policy Document.

2.	Review the organization’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the Company’s independent auditors.

3.	Review the regular internal reports prepared by the Chief Financial Officer.

4.	Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

5.	Review annually the department budget if one is deemed needed.

6.	Review periodically audit activity, including adherence to the internal audit plan and review management’s resolution of audit findings.

7.	Review with the Chief Financial Officer, as is appropriate, material transactions originating from director, director-related enterprises, and officer loans.

8.	Review with management the extent and adequacy of property and liability insurance coverage, and the security program.

9.	On a timely basis, report to the full Board, on the effectiveness of the Bank’s overall control system and audit program and any matters relating to policy which require their attention.

10.	Review, at least annually the “structure, management, staffing and audit quality of the internal audit function.” (if applicable).

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Independent Accountants

11.	Select the independent accountants, who are accountable to the Board and to the Audit Committee as representatives of the shareholders, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence . The independent auditor will report directly to the audit committee.

12.	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

13.	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

14.	This Committee will actively engage the outside auditors in a dialogue regarding independence.

Financial Reporting Processes

15.	In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

16.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

17.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing function.

Process Improvement

18.	Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

19.	Following the completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

20.	Review any significant disagreement among the management and the independent accountants or the internal auditing function in connection with the preparation of the financial statements.

21.	Review with the independent accountants, the internal auditing function and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

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Ethical and Legal Compliance

22.	Review management’s monitoring of the Corporation’s compliance with the organization’s Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation’s financial statements, reports and other financial information disseminated to governmental organization, and the public satisfy legal requirements.

23.	The Committee is responsible for establishing the organization’s Whistleblower Policy and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

24.	Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

25.	Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

26.	Perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

27.	The Audit Committee shall have the power to conduct and authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

Proxy Statement Report

28.	Include a Committee report in the Corporation’s proxy statement, including

a.	whether the Committee has reviewed and discussed the Corporation’s audited financial statements with management;

b.	whether the Committee has discussed with the outside auditors the matters required to be discussed by SAS 61;

c.	whether the Committee has received the written disclosures and letter from the Corporation’s outside auditors relating to their independence as required by Independent Standards Board Standard No. 1, and has discussed with the outside auditors their independence; and

d.	whether the Committee has recommended to the Board of Directors, based upon the reviews and discussions referenced to in (a), (b) and (c), that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K.

Risk Oversight

29.	The Committee shall assist the Board in overseeing the risk management of the Company and shall oversee certain of the Company’s major risk exposures set forth below, provided that the Board may, in its discretion, exercise direct oversight with respect to any such matters.

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a.	Financial and Enterprise Risk. The Committee will review with management, at least annually, the Company’s major financial risk and enterprise exposures and the steps management has taken to monitor or mitigate such exposures.

b.	Legal and Regulatory Compliance. The Committee will review with management, at least annually,

i.	the Company’s program for promoting and monitoring compliance with applicable legal and regulatory requirements, and

ii.	the Company’s major legal and regulatory compliance risk exposures and the steps management has taken to monitor or mitigate such exposures.

c.	Risks Related to ESG. The Committee will review with management, at least annually, the Company’s major ESG risk exposures and the steps management has taken to monitor or mitigate such exposures, in coordination with the other committees of the Board as appropriate.

d.	Cybersecurity. The Committee will review with management, at least annually, the Company’s cybersecurity risk exposures and the steps management has taken to monitor or mitigate such exposures.

e.	Other Risk Oversight. The Committee will periodically review with management the Company’s risk exposures in other areas, as the Committee deems necessary or appropriate from time to time.

Other

30.	Review with management the outside auditor’s proposals to provide other bank services such as consulting.

31.	Maintain minutes and other relevant records of their meetings and decisions.

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